EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
Oritani Bank Employees Savings & Profit Sharing Plan and Trust

We consent to the incorporation by reference  in  registration statements No.333-170136 on Form S-8 of Oritani Financial Corp. of our report dated June 30, 2014, relating to the statements of net assets available for benefits of the Oritani Bank Employees Savings & Profit Sharing Plan and Trust as of  December 31, 2013 and 2012, and the related  statements of changes in net assets available for benefits for the years then ended, and the supplemental Schedule H, Part IV – Line 4: - Schedule of Assets (Held at End of Year) as of December  31, 2013,  which report  appears in the December 31, 2013 Annual Report on Form 11-K of the Oritani Bank Employees Savings & Profit Sharing Plan and Trust.

/s/KPMG LLP
Short Hills, New Jersey
June 30, 2014